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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

SPECTRALINK CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2) Form, Schedule or Registration Statement No.:

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4) Date Filed:

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SpectraLink Corporation
5755 Central Avenue
Boulder, Colorado 80301

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Dear SpectraLink Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of SpectraLink Corporation to be held at the Hotel Boulderado, 2115 13th Street, Boulder, Colorado, on Thursday, May 22, 2003, at 10:00 a.m. local time, for the following purposes:

1.	To elect a Board of Directors to serve until the next Annual Meeting of Stockholders and until their successors are elected and qualified.

2.	To ratify the selection of KPMG LLP, independent public accountants, as auditors for SpectraLink for the fiscal year ending December 31, 2003.

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

All stockholders are welcome to attend the meeting, although only stockholders of record at the close of business on March 24, 2003, will be entitled to notice of and to vote at the meeting.

Shares can be voted at the meeting only if the holder is present or represented by proxy. Even if you plan to attend the meeting, you are urged to date and sign the enclosed proxy and return it promptly in the accompanying envelope so that the presence of a quorum will be assured. The giving of a proxy does not affect your right to vote in person if you attend the meeting. However, if you intend to vote at the annual meeting and your shares are held of record by a broker, bank or other nominee, you must bring a letter to the annual meeting from the broker, bank or nominee, which confirms beneficial ownership and you must obtain a proxy issued in your name from the record holder.

By Order of the Board of Directors,

Nancy K. Hamilton
Secretary

April 1, 2003

PROXY STATEMENT
PROPOSAL 1: ELECTION OF DIRECTORS
PROPOSAL 2. RATIFICATION OF SELECTION OF AUDITORS
Appendix A

SpectraLink Corporation
5755 Central Avenue
Boulder, Colorado 80301

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 22, 2003

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

This statement is furnished in connection with the solicitation of proxies from holders of the outstanding shares of Common Stock of SpectraLink entitled to vote at the Annual Meeting of Stockholders to be held May 22, 2003. This Proxy Statement and enclosed proxy are being mailed to stockholders on or about April 22, 2003. A copy of SpectraLink’s Annual Report for 2002 is being mailed to all stockholders with this Proxy Statement. The Annual Report is not to be regarded as proxy soliciting material or as a communication by means of which any solicitation is to be made.

SpectraLink’s Board has fixed the close of business on March 24, 2003, as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting. On that date, there were outstanding and entitled to vote 18,572,415 shares of Common Stock. Holders of Common Stock are entitled to one vote for each share of record held on the record date with respect to matters on which the holder is entitled to vote.

The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock as of the record date constitutes a quorum and is required in order for SpectraLink to conduct business at the Annual Meeting. Once a quorum is present, the election of each nominee for Director requires a plurality of the votes cast. The affirmative vote of the holders of a majority of the shares of Common Stock represented in person or by proxy at the Annual Meeting is required to approve or ratify the other proposals described below. Abstentions and broker non-votes are counted towards a quorum. Abstentions are counted in the tabulations of the votes cast, but broker non-votes on any proposal are not considered to be represented at the meeting as to such proposal and therefore are not counted for purposes of determining whether a proposal has been approved.

PROPOSAL 1: ELECTION OF DIRECTORS

Pursuant to SpectraLink’s Bylaws, the Board has fixed the number of directors at four, effective as of the Annual Meeting. The Directors are to be elected by the holders of SpectraLink’s Common Stock, to serve until the next Annual Meeting and until their successors are elected and qualified. Unless instructions to the contrary are received, proxies received in response to this solicitation will be voted in favor of the nominees listed below. If any nominee should become unavailable for election, the shares represented by the enclosed proxy will be voted for such substitute nominee as may be proposed by the Board.

The table below represents information about the nominees for director.

		Principal Occupation
		During Past Five Years
Name, Age and		and Other
Position with SpectraLink	Director Since	Directorships

Bruce M. Holland, 51 President, Chief Executive Officer and Director	1990	President and Chief Executive Officer of SpectraLink since 1990; Director of Exabyte Corporation until May 1998.

Carl D. Carman, 66 Director	1990	Private Investor since January, 2003; General Partner of Hill, Carman Ventures from 1989 to 2002; Director of Symantec Corporation until October, 2000.

Burton J. McMurtry, 67 Director	1990	General Partner of various limited partnerships that, in turn, are general partners of various Technology Venture Investors venture capital partnerships since 1980; formerly Director of Intuit, Inc.

Anthony V. Carollo, Jr., 61 Director	1998	Chairman of Syntellect Corporation since 1997; Chief Executive Officer of Syntellect Corporation from 1997 to 2002; President of Fujitsu Business Communication Systems from 1991 to 1998; Director of Marshall & Lisley Trust Company of Arizona.

The Board of Directors met five times during 2002. Each director attended at least 75% of the aggregate meetings of the Board of Directors and the Committees on which he served.

Committees

The Board of Directors has standing Audit and Compensation Committees. The Board of Directors does not have a Nominating Committee or a committee performing similar functions.

The Compensation Committee consists of Messrs. Carman and McMurtry. The Compensation Committee recommends to the Board of Directors the compensation to be paid to employees of SpectraLink and oversees SpectraLink’s various employee benefits plans. The Committee met once during 2002.

The Audit Committee confers periodically with management and SpectraLink’s independent public accountants in connection with the preparation of financial statements and audits thereof and the maintenance of proper financial records and controls. The Audit Committee makes recommendations to the Board of Directors with respect to the foregoing and brings to the attention of the Board any criticism and recommendation that the independent public accountants or the Audit Committee itself may suggest. The Audit Committee consists of Messrs. Carman, McMurtry, and Carollo. The Committee met four times during 2002. The Committee operates under a Charter. A copy of the Charter is included in this Proxy Statement as Appendix A.

Executive Officers

Name, Age and Position with SpectraLink	Principal Occupation During Past Five Years

Bruce M. Holland, 51 President, Chief Executive Officer	President and Chief Executive Officer of SpectraLink since 1990.

Nancy K. Hamilton, 50 Vice President of Finance & Administration, Chief Financial Officer	Vice President of Finance and Administration, Chief Financial Officer and Secretary of SpectraLink since 1999. Chief Financial Officer and Senior Vice President of Intrado Inc. (formerly SCC Communications Inc.) from 1993 to 1999.

Gary L. Bliss, 52 Vice President of Engineering	Vice President of Engineering of SpectraLink since 1990.

Michael P. Cronin, 46 Vice President of Sales & Marketing	Vice President of Sales and Marketing of SpectraLink since 1997.

John H. Elms, 43 Vice President of Operations	Vice President of Operations of SpectraLink since 1999. Vice President, Americas Services and Corporate Support, of Picturetel Corporation from 1998 to 1999.

Security Ownership of Certain Beneficial Owners and Management

Information with respect to beneficial ownership of the Common Stock by (i) each person known by SpectraLink to be the beneficial owner of more than 5% of the Common Stock; (ii) each of SpectraLink’s directors; (iii) SpectraLink’s Chief Executive Officer and each of the Executive Officers mentioned above; and (iv) SpectraLink’s directors and executive officers as a group is set forth in the following table. All information is as of February 28, 2003, unless otherwise indicated. Unless otherwise indicated, the address of each person is c/o SpectraLink, 5755 Central Avenue, Boulder, CO 80301.

		Percentage of
	Shares Beneficially	Outstanding Common
Name and Address of Beneficial Owner	Owned (1) (2)	Stock (2)

Ronald Juvonen (3)	2,305,250	12.4
674 Unionville Road, Suite 105 Kennett Square, PA 19348
Daruma Asset Management, Inc. (4)	1,978,500	10.6
80 West 40th Street, 9th Floor New York, NY 10018
Barclays Global Investors, NA (5)	1,302,771	7.0
45 Fremont Street San Francisco, CA 94105
Cannell Capital LLC (6)	1,192,400	6.4
150 California Street, 5th Floor San Francisco, CA 94111
Carl D. Carman (7)	107,962	*
Anthony V. Carollo, Jr. (8)	32,791	*
Burton J. McMurtry (9)	157,800	*
Bruce M. Holland (10)	1,237,443	6.6
Nancy K. Hamilton (11)	169,395	*
Gary L. Bliss (12)	507,562	2.7
Michael P. Cronin (13)	144,479	*
John H. Elms (14)	129,687	*
All directors and executive officers as a group (8 persons) (15)	2,487,119	12.9

*less than 1%

(1)	The persons named in this table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and except as indicated in the other footnotes to this table.

(2)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by that person that are currently exercisable or exercisable within 60 days of February 28, 2003, are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. An asterisk in the “Percentage of Outstanding Common Stock” column indicates that such director or executive officer owns less than 1% of SpectraLink’s outstanding common stock.

(3)	Based upon an amendment to a Schedule 13G dated February 14, 2003, indicating that Downtown Associates I, L.P., Downtown Associates II, L.P., Downtown Associates III, L.P., Downtown Associates IV, L.P. and Downtown Associates V, L.P. (collectively, the “Downtown Funds”), collectively own these shares. Ronald Juvonen is the managing member of the general partner of the Downtown Funds and as such, beneficially owns these shares.

(4)	Based upon a Schedule 13G dated February 14, 2003, indicating that the shares are beneficially owned by one or more investment advisory clients whose accounts are managed by Daruma Asset Management, Inc. (“Daruma”). The investment advisory contracts relating to such accounts grant to Daruma sole investment and/or voting power over the securities owned by such accounts. Therefore, Daruma is the beneficial owner of these shares. Mariko O. Gordon owns in excess of 50% of the outstanding voting stock and is the president of Daruma and as such, is the beneficial owner of shares held by persons and entities advised by Daruma. Daruma and the Principal Shareholder each disclaims beneficial ownership in any of the shares.

(5)	Based upon a Schedule 13G dated February 10, 2003, indicating that (i) Barclays Global Investors, NA (“Global Investors”), has sole dispositive power with respect to 1,201,350 shares, (ii) Barclays Global Fund Advisors (“Barclays Global”) has sole dispositive power with respect to 101,421 shares and (iii) Global Investors, Barclays Global, Barclays Global Investor, Ltd., Barclays Trust and Banking Company (Japan) Limited, Barclays Life Assurance Company Limited, Barclays Bank PLC, Barclays Capital Securities Limited, Barclays Capital Investments, Barclays Private Bank & Trust (Isle on Man) Limited, Barclays Private Bank and Trust (Jersey) Limited, Barclays Trust Company Limited, Barclays Private Bank and Trust Limited (Suisse), collectively, beneficially own 1,302,771.

(6)	Based upon an amendment to a Schedule 13G dated October 21, 2002, indicating that Cannell Capital LLC (“Cannell Capital”), J. Carlo Cannell (“Carlo Cannell”), The Anegada Fund Limited, The Cuttyhunk Fund Limited and GS Cannell, LLC (collectively , the “Cannell Funds”) each hold a portion of these shares. Cannell Capital is a beneficial owner of these shares as a result of Cannell Capital’s being the owner of a portion of the shares and having discretionary authority to buy, sell and vote the shares owned by the Cannell Funds. Carlo Cannell is a beneficial owner of these shares as a result of Carlo Cannell’s ownership and management of Cannell Capital.

(7)	Includes 24,791 shares issuable upon exercise of options exercisable as of February 28, 2003, and within 60 days thereafter.

(8)	Includes 32,791 shares issuable upon exercise of options exercisable as of February 28, 2003, and within 60 days thereafter.

(9)	Includes 24,791 shares issuable upon exercise of options exercisable as of February 28, 2003, and within 60 days thereafter.

(10)	Includes 20,000 shares held by Mr. Holland’s wife as to which he disclaims beneficial ownership. Also includes 120,102 shares issuable upon exercise of options exercisable as of February 28, 2003, and within 60 days thereafter.

(11)	Includes 161,853 shares issuable upon exercise of options exercisable as of February 28, 2003, and within 60 days thereafter.

(12)	Includes 120,312 shares issuable upon exercise of options exercisable as of February 28, 2003, and within 60 days thereafter.

(13)	Includes 144,479 shares issuable upon exercise of options exercisable as of February 28, 2003, and within 60 days thereafter.

(14)	Includes 129,687 shares issuable upon exercise of options exercisable as of February 28, 2003, and within 60 days thereafter.

(15)	Includes 758,806 shares issuable upon exercise of options exercisable as of February 28, 2003, and within 60 days thereafter.

Performance Graph

The graph below provides an indicator of cumulative total stockholder returns for SpectraLink as compared with the Nasdaq Stock Market (U.S.) Index and the Nasdaq Telecommunications Stocks weighted by market value at each measurement point.

This graph covers the period of time beginning December 31, 1997 through December 31, 2002.

EDGAR PRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

			Nasdaq
		Nasdaq Stock	Telecommunications
Total Return (1)	SpectraLink	Market (U.S.)	Stocks

12/31/97	$100.00	$100.00	$100.00
12/31/98	$128.89	$140.99	$165.05
12/31/99	$257.78	$261.48	$295.01
12/31/00	$513.33	$157.42	$125.74
12/31/01	$609.07	$124.89	$84.16
12/31/02	$254.97	$86.33	$38.76

	December 31,	December 31,	December 31,	December 31,	December 31,	December 31,
	1997	1998	1999	2000	2001	2002

SpectraLink	$100.00	$128.89	$257.78	$513.33	$609.07	$254.97
Nasdaq Stock Market (U.S.)	$100.00	$140.99	$261.48	$157.42	$124.89	$86.33
Nasdaq Telecommunications Stocks	$100.00	$165.05	$295.01	$125.74	$84.16	$38.76

Footnote:

1)	Assumes $100 invested on December 31, 1997, in SpectraLink stock, Nasdaq Stock Market (U.S.) and Nasdaq Telecommunications Stock. No cash dividends have been declared on SpectraLink’s Common Stock.

The foregoing Performance Graph is not to be deemed “soliciting material” or “filed” with the Securities and Exchange Commission or subject to SEC Regulation 14A. The report shall also not be deemed to be incorporated by reference into any filing made by SpectraLink pursuant to the Securities Act of 1933 or the Securities Act of 1934, except as may be specifically incorporated by reference into a filing.

Executive Compensation

The following table sets forth certain information regarding the compensation earned for services rendered in all capacities to SpectraLink for the three fiscal years ended December 31, 2000, 2001 and 2002, by SpectraLink’s Chief Executive Officer and each of the other executive officers whose salary and bonus exceeded $100,000 (the “Named Executive Officers”).

Summary Compensation Table

		Annual Compensation			Long-Term Compensation

					Securities
					Underlying
Name and					Options	All Other
Principal Position	Year	Salary	Bonus	Other(*)	Granted (#)	Compensation

Bruce M. Holland	2002	$230,000	$0	$12,398	100,000	—
Chief Executive	2001	230,000	82,225	6,158	100,000	—
Officer	2000	196,000	114,268	5,975	100,000	—
and President

Nancy K. Hamilton	2002	211,238	0	11,191	75,000	—
Vice President of	2001	193,500	44,021	9,697	75,000	—
Finance &	2000	165,000	61,215	5,983	40,000	—
Administration, Chief Financial Officer

Gary L. Bliss	2002	202,369	0	12,805	75,000	—
Vice President of	2001	193,500	44,021	11,105	75,000	—
Engineering	2000	165,000	61,215	6,510	75,000	—

Michael P. Cronin	2002	230,083	0	22,299	85,000	—
Vice President of	2001	220,040	53,296	21,217	85,000	—
Sales & Marketing	2000	201,202	111,917	17,697	75,000	—

John H. Elms	2002	191,388	0	12,236	65,000	—
Vice President of	2001	183,000	41,633	11,033	65,000	—
Operations	2000	155,000	57,505	7,031	20,000	—

(*) Represents (life insurance and health insurance premiums) SpectraLink paid on behalf, 401(k) match, and car allowances.

Option Grants

The following table contains information concerning the stock options granted under SpectraLink’s Stock Option Plan to each of the Named Executive Officers during the fiscal year ended December 31, 2002.

Option Grants in the Last Fiscal Year

Individual Grants

						Potential Realizable
						Value at Assumed
	Number of					Annual Rates of
	Securities		Percent of Total			Stock Price Appreciation
	Underlying		Options Granted to			for Option Term (2)
	Options		Employees in	Exercise or Base	Expiration
Name	Granted (#)(1)		Fiscal Year	Price/Share	Date	5%	10%

Bruce M. Holland	10,449	(3)	1.8%	$9.16	02/06/12	$60,193	$152,542
	89,551	(4)	15.2	9.16	02/06/12	515,874	1,307,326

Nancy K. Hamilton	10,567	(3)	1.8	9.16	02/06/12	60,873	154,264
	64,433	(4)	10.9	9.16	02/06/12	371,178	940,637

Gary L. Bliss	10,567	(3)	1.8	9.16	02/06/12	60,873	154,264
	64,433	(4)	10.9	9.16	02/06/12	371,178	940,637

Michael P. Cronin	10,520	(3)	1.8	9.16	02/06/12	60,602	153,578
	74,480	(4)	12.6	9.16	02/06/12	429,055	1,087,310

John H. Elms	10,613	(3)	1.8	9.16	02/06/12	61,138	154,936
	54,387	(4)	9.2	9.16	02/06/12	313,306	793,978

(1)	All options were granted under SpectraLink’s Stock Option Plans. Generally, options granted under SpectraLink’s Stock Option Plan become exercisable over a four-year period (25% after the first twelve months and 2.083% each month thereafter) and have terms ranging from eight to ten years, so long as the optionee’s employment with SpectraLink continues. Incentive stock options are granted at no less than fair market value as determined by the Board of Directors, provided that grants to 10% stockholders have an exercise price not less than 110% of fair market value and have five-year terms. Non-qualified stock options have an exercise price of not less than par value per share of SpectraLink's common stock.

(2)	This column reflects the potential realizable value of each grant assuming that the market value of SpectraLink’s Common Stock appreciates at five percent or ten percent annually from the date of grant over the term of the option. There is no assurance provided to any executive officer or any other holder of SpectraLink’s securities that the actual stock price appreciation over the option term will be at the assumed five percent or ten percent levels or at any other defined level. Unless the market price of the Common Stock does in fact appreciate over the option term, no value will be realized from the option grants made to the Named Executive Officers.

(3)	Incentive stock option.

(4)	Non-qualified stock option.

Option Exercises and Holdings

The following table sets forth information concerning option exercises and option holdings under SpectraLink’s Stock Option Plan for the fiscal year ended December 31, 2002, with respect to the Named Executive Officers.

Aggregate Options Exercised in the Last Fiscal Year
and Fiscal Year End Option Values

					Value of Unexercised,
	Number		Number of Unexercised Options		In-the-Money Options at
	of Shares		Held at December 31, 2002		December 31, 2002 (2)
	Acquired	Value
Name	on Exercise	Realized (1)	Exercisable	Unexercisable	Exercisable	Unexercisable

Bruce M. Holland (3)	16,250	$48,431	76,947	189,304	$21,908	$7,303
Nancy K. Hamilton	2,000	6,620	118,938	148,334	127,192	50,225
Gary L. Bliss	227,499	1,543,519	89,896	137,605	2,436	4,869
Michael P. Cronin	0	N/A	108,229	153,022	44,423	4,869
John H. Elms	0	N/A	91,771	123,335	164,234	58,689

(1)	Based on the fair market value of the Common Stock on the exercise date, less the per share exercise price.

(2)	Based on the fair market value of the underlying shares of Common Stock of $7.171 per share, the closing price on December 31, 2002, as reported by Nasdaq, less the per share exercise price.

(3)	All sales of SpectraLink stock by Mr. Holland during fiscal year 2002 were pursuant to Rule 10b5-1 Plans adopted by Mr. Holland in March 2001. Under the Plans, sales of shares are effected on Mr. Holland’s behalf at regular intervals pursuant to pre-set terms. Pursuant to such terms, sales were made beginning in May 2001 and continued through July 26, 2002, the termination date of Mr. Holland’s Rule 10b5-1 Plans.

Compensation Committee Interlocks and Insider Participation

For fiscal 2002, the entire Board of Directors determined the compensation of the executive officers of SpectraLink. Since October 11, 1995, SpectraLink’s Compensation Committee has made recommendations to the Board regarding compensation of executive officers. Mr. Holland, a member of the Board of Directors and the Chief Executive Officer and President of SpectraLink, has participated in the deliberations of the Board of Directors concerning executive officer compensation, other than his own compensation.

Director Compensation

Each non-employee director (currently three people) receives an annual payment of $5,000 for serving as a director of SpectraLink. In addition, each non-employee director is reimbursed for his expenses in attending board and committee meetings and receives $1,000 for each Board of Director or Committee meeting, or $200 for any telephonic Board or Committee meeting, attended by the director.

Each non-employee director also receives an annual stock option grant as follows: an initial grant of an option to purchase 20,000 shares of Common Stock, exercisable at the fair market price of the Common Stock on the date of grant, with vesting at the rate of 50% of the option at the first anniversary following the date of grant and monthly thereafter over the following twelve months (i.e., 4.17% per month). Any new non-employee director will receive this 20,000 share option upon becoming a director of SpectraLink. Thereafter, each non-employee director will be granted an annual stock option exercisable to purchase 5,000 shares of Common Stock exercisable at the fair market price of the Common Stock on the date of grant, with vesting at the rate of 50% of the option at the first anniversary following the date of grant and monthly thereafter over the following twelve months (i.e., 4.17% per month).

Compensation Committee Report on Executive Compensation

The Compensation Committee reviews and acts on matters relating to compensation levels and benefit plans for executive officers and key employees. The Compensation Committee also recommends grants of stock awards, stock options, stock appreciation rights and other awards to be made under existing incentive compensation plans.

General Compensation Policy. The fundamental policy of the Compensation Committee is to provide the executive officers with competitive compensation opportunities based upon their contribution to the development and financial success of SpectraLink and their personal performance. The Compensation Committee’s objective is to have a portion of each executive officer’s compensation contingent on SpectraLink’s performance as well as on the executive officer’s own level of performance. Accordingly, the compensation package for each executive officer is comprised of three elements: (1) base salary, which principally reflects an executive officer’s performance and is designed primarily to be competitive with salary levels in the industry; (2) bonus, which principally reflects SpectraLink’s performance; and (3) long-term incentive compensation, which strengthens the mutuality of interests between executive officers and stockholders.

Factors. The principal factors that the Compensation Committee considered in ratifying the components of each executive officer’s compensation package for 2002 are summarized below. The Compensation Committee may apply entirely different factors in advising the Chief Executive Officer and the Board of Directors with respect to executive compensation for future years.

•	Base Salary. The suggested base salary for each executive officer is determined on the basis of experience, personal performance, the salary levels for comparable positions within and outside the industry, and internal base salary comparability considerations. The weight given to each of these factors differs from individual to individual, as the Compensation Committee deems appropriate.

•	Bonus. The suggested bonus for each executive officer is determined on the basis of SpectraLink’s performance, personal performance, and the bonus levels for comparable positions within and outside the industry. The Compensation Committee established maximum annual bonus amounts for each executive officer based on the bonus levels for comparable positions, and earned bonus amounts are based on performance results. The weight given to each of these factors differs from individual to individual, as the Compensation Committee deems appropriate. In addition, the Compensation Committee may from time to time award additional cash bonuses when it determines those bonuses to be in SpectraLink’s best interest.

•	Long-Term Incentive Compensation. Long-term incentives are provided primarily through grants of stock options. The grants are designed to align the interests of each executive officer with those of the stockholders and to provide each individual with a significant incentive to manage SpectraLink from the perspective of an owner with an equity stake. Each option grant allows the executive officer to acquire shares of Common Stock at a fixed price per share, typically equal to the market price on the grant date, over a specified period of time of up to ten years. Options generally become exercisable in installments over a 48-month period, contingent upon an executive officer’s continued employment with SpectraLink. Accordingly, an option grant generally provides a return to the executive officer only if the executive remains employed by SpectraLink during the vesting period, and then only if the market price of the underlying shares appreciates. The number of shares subject to each option grant is set at a level intended to create a meaningful opportunity for stock ownership based on the executive officer’s current position, the base salary associated with that position, the size of comparable awards made to individuals in similar positions within the industry, the executive officer’s potential for increased responsibility and promotion over the option term, and the executive officer’s personal performance in recent periods. The Compensation Committee also considers the number of unvested options held by the executive officer in order to maintain an appropriate level of equity incentive for that executive officer. The Compensation Committee does not adhere to any specific guidelines as to the relative option holdings of executive officers.

CEO Compensation. SEC regulations require the Board of Directors to disclose the bases for compensation paid to Mr. Bruce Holland, President and Chief Executive Officer, in 2002, and to discuss the relationship between SpectraLink’s performance and Mr. Holland’s performance in 2002. In advising the Board with respect to Mr. Holland’s compensation, the Compensation Committee seeks to establish a level of base salary competitive with that paid by companies of comparable size within the industry and by companies outside the industry with which SpectraLink competes for executive talent. The base salary established for Mr. Holland for 2002 on the basis of the foregoing criteria was intended to provide a level of compensation which was not affected to any significant degree by SpectraLink’s performance factors. The bonus established for Mr. Holland for 2002 was based on SpectraLink’s pretax performance.

Executive Personal Loans. In accordance with the Sarbanes-Oxley Act of 2002, SpectraLink does not make personal loans to its executive officers or directors.

COMPENSATION COMMITTEE

Carl D. Carman

Burton J. McMurtry

The foregoing Compensation Committee Report is not to be deemed “soliciting material” or “filed” with the Securities and Exchange Commission or subject to SEC Regulation 14A. The report shall also not be deemed to be incorporated by reference into any filing made by SpectraLink pursuant to the Securities Act of 1933 or the Securities Act of 1934, except as may be specifically incorporated by reference into a filing.

Audit Committee Report

•	The Audit Committee has reviewed and discussed the audited financial statements with management;

•	The Audit Committee has discussed with the independent auditors the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU 380), as may be modified or supplemented;

•	The Audit Committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as may be modified or supplemented, and has discussed with the independent accountant the independent accountant’s independence; and

•	Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in SpectraLink’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002 for filing with the Commission.

•	The Board of Directors has adopted a written charter for the Audit Committee, a copy of which is included as Appendix A at the end of this Proxy Statement. The Board of Directors will reassess the adequacy of the Audit Committee charter following the final adoption of new corporate governance standards currently proposed by the NASD and new rules regarding audit committee responsibility contemplated by the Sarbanes-Oxley Act of 2002.

•	All members of the Audit Committee are independent (as independence is defined by Rule 4200 (a) (14) of the National Association of Securities Dealers’ (“NASD”) listing standards, as applicable, and by the Sarbanes-Oxley Act of 2002).

•	Since the effective date of the Sarbanes-Oxley Act of 2002, the Audit Committee has become responsible for the appointment, compensation, and oversight of the work of SpectraLink’s independent auditors.

AUDIT COMMITTEE

Carl D. Carman

Burton J. McMurtry

Anthony V. Carollo, Jr.

The foregoing Audit Committee Report is not to be deemed “soliciting material” or “filed” with the Securities and Exchange Commission or subject to SEC Regulation 14A. The report shall also not be deemed to be incorporated by reference into any filing made by SpectraLink pursuant to the Securities Act of 1933 or the Securities Act of 1934, except as may be specifically incorporated by reference into a filing.

Legal Proceedings

On January 14, 2002, SpectraLink issued a press release announcing preliminary financial results for the fourth quarter of 2001 and revising downward its estimates for year 2002 results of operations. Shortly after the press release, the Company’s stock price declined and the Company and certain of its officers and directors were named as defendants in four lawsuits served between February 20, 2002 and March 20, 2002, three of which were filed in the United States District Court for the District of Colorado and one of which was filed in the Colorado District Court for the City and County of Denver. In each of the lawsuits, plaintiffs, who purport to be purchasers or holders of SpectraLink common stock, seek to assert claims either on behalf of a class of persons who purchased securities in SpectraLink between July 19, 2001 and January 11, 2002, or in the case of two of the lawsuits (one filed in the United States District Court and one in the Colorado District Court), derivatively on behalf of SpectraLink. Two of the lawsuits filed in the United States District contained essentially identical claims alleging that SpectraLink and certain of its officers and directors violated Sections 10(b) and 20(a) and Rule 10b-5 under the Securities Exchange Act of 1934, as a result of alleged public misstatements and omissions, accompanied by insider stock sales made prior to the decline in the price of SpectraLink’s stock after the January 14, 2002 press release. In the cases brought as derivative actions, the plaintiffs allege that the officers and directors of SpectraLink violated fiduciary duties owed to SpectraLink and its stockholders under state laws by allowing and/or facilitating the issuance of these same alleged public misstatements and omissions, misappropriating nonpublic information for their own benefit, making insider stock sales, wasting corporate assets, abusing their positions of control, and mismanaging the corporation. The plaintiffs in these derivative cases allege that SpectraLink has and will continue to suffer injury as a result of these alleged violations of duty for which the officers and directors should be liable.

The cases are designated as follows: Wilmer Kerns, Individually And On Behalf of All Others Similarly Situated, Plaintiff, vs. SpectraLink Corporation, Bruce Holland and Nancy K. Hamilton, Defendants (United States District Court Civil Action Number 02-D-0263); Danilo Martin Molieri, Individually and On Behalf of All Others Similarly Situated, Plaintiff, v. SpectraLink Corporation, Bruce Holland and Nancy K. Hamilton, Defendants (United States District Court Civil Action Number 02-D-0315); Evie Elennis, derivatively on behalf of SpectraLink Corporation, Plaintiff(s), v. Bruce M. Holland, Anthony V. Carollo, Jr., Gary L. Bliss, Michael P. Cronin, Nancy K. Hamilton and John H. Elms, Defendant(s), and SpectraLink Corporation, Nominal Defendant (United States District Court Civil Action Number 02-D-0345); and Roger Humphreys, Derivatively on Behalf of Nominal Defendant SpectraLink Corporation, Plaintiff, v. Carl D. Carman, Anthony V. Carollo, Jr., Bruce M. Holland, Burton J. McMurtry, Gary L. Bliss, Michael P. Cronin, John H. Elms, and Nancy K. Hamilton, Defendants (Colorado District Court Case. No. 02CV1687).

The Kerns and Molieri purported class actions were consolidated, and the plaintiffs filed a Consolidated Amended Complaint. In January of 2003, the Court denied a motion to dismiss that amended pleading, and discovery has recently commenced. The two derivative actions were stayed pending resolution of the motion to dismiss in the consolidated class action, and plaintiff’s counsel in the Elennis derivative action recently filed an unopposed motion for relief from the stay. Prior to the entry of the stays in each of the derivative cases, the defendants had filed motions to dismiss, which motions are still pending.

SpectraLink believes that the lawsuits are without merit and it intends to vigorously defend itself and its officers and directors. SpectraLink does not believe that its interests and that of the named officers and directors are adverse to each other as of this time. However, no assurance can be given that SpectraLink will be successful in defending the claims being asserted in these suits, or that the interests of the various parties will remain aligned. If SpectraLink is not successful in its defense of these suits, it could be required to make significant payments to its stockholders and their lawyers, which could have a material adverse effect on SpectraLink’s business, financial condition and results of operations. In addition, the litigation could result in substantial costs, divert management’s attention and resources, or ultimately result in the interests of SpectraLink becoming adverse to those of certain of its officers and directors. In either case, SpectraLink’s business could be adversely affected, even if the plaintiffs are not successful in their claims against SpectraLink and/or its officers and directors.

The Company has incurred a loss related to the directors and officers insurance deductible of which the majority of the expense was reflected in 2002. Based on current facts and circumstances, the Company is unable to estimate future losses, if any, it may incur after considering the amounts that will be covered by insurance.

SpectraLink is not presently a party to any other material pending legal proceedings of which it is aware.

Certain Relationships and Related Transactions

SpectraLink had no transactions with related affiliates or related parties in 2002 involving an amount in excess of $60,000.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires SpectraLink’s officers and directors, and persons who own more than 10% of a registered class of SpectraLink’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the “SEC”). Such persons are also required by SEC regulation to furnish SpectraLink with copies of all Section 16(a) forms they file.

To the best of SpectraLink’s knowledge, based solely on review of the copies of such reports furnished to SpectraLink and written representations that no other reports were required, its officers, directors and greater than 10% beneficial owners complied with all Section 16(a) filing requirements applicable to transactions during 2002.

THE BOARD OF DIRECTORS OF SPECTRALINK RECOMMENDS A VOTE IN FAVOR OF EACH PERSON
NOMINATED BY THE BOARD TO SERVE AS A DIRECTOR.

PROPOSAL 2. RATIFICATION OF SELECTION OF AUDITORS

The Board has selected KPMG LLP, independent public accountants, as independent auditors for SpectraLink for 2003. A resolution will be submitted to stockholders at the meeting for ratification of such selection and the accompanying proxy will be voted for such ratification, unless instructions to the contrary are indicated therein. Although ratification by stockholders is not a legal prerequisite to the Board’s selection of KPMG LLP as SpectraLink’s independent public accountants, SpectraLink believes such ratification to be appropriate. If the stockholders do not ratify the selection of KPMG LLP, the selection of independent public accountants will be reconsidered by the Board; however, the Board may select KPMG LLP, notwithstanding the failure of the stockholders to ratify its selection.

The Board expects that representatives of KPMG LLP will be present at the meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

KPMG LLP has been SpectraLink’s independent public accountants since August, 2002. On July 30, 2002, SpectraLink terminated its relationship with Arthur Andersen LLP (“Andersen”) as its independent public accountants and engaged the services of KPMG LLP (“KPMG”) as the new independent accountants for SpectraLink and its subsidiary, SpectraLink International Corporation, for fiscal year ending December 31, 2002. The Board of Directors of SpectraLink approved the termination of Andersen and the appointment of KPMG upon the recommendation of SpectraLink’s Audit Committee.

Andersen’s audit reports on SpectraLink’s consolidated financial statements for the fiscal years ended December 31, 2001 and 2000, did not contain an adverse opinion or disclaimer of opinion, nor were the reports qualified or modified as to uncertainty, audit scope or accounting principles.

During the years ended December 31, 2001 and 2000, and the subsequent period between December 31, 2001 and the Form 8-K dated July 30, 2002, there were no disagreements between SpectraLink and Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Andersen’s satisfaction, would have caused Andersen to make reference to the subject matter of the disagreement in connection with its reports for such years. In addition, no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K, occurred during SpectraLink’s two most recent fiscal years, and the subsequent period between December 31, 2001 and the date of the Form 8-K dated July 30, 2002.

During the years ended December 31, 2001 and 2000, and the subsequent period between December 31, 2001 and the Form 8-K dated July 30, 2002, SpectraLink did not consult with KPMG with respect to any matters or events described in Item 304(a)(2)(i) or (ii) of Regulation S-K.

Although SpectraLink has requested a letter from Andersen stating its agreement with such statements and although SpectraLink has used reasonable efforts to obtain such letter, SpectraLink has not been able to obtain the letter.

The appointment of auditors is approved annually by the Board. The decision of the Board is based upon the recommendation of the Audit Committee of the Board. In making its recommendation as to the appointment of auditors, the Audit Committee reviews both the proposed audit scope and the estimated audit fees for the coming year.

Fiscal 2002 Audit Firm Fee Summary

     SpectraLink retained its principal auditor, KPMG, to provide services in the following categories and amounts during fiscal year 2002:

Audit fees	$90,000

Financial information systems design and implementation fees	$—
All other fees
Audit related fees	$15,000
Tax compliance, international and other business advisory services	$89,137

Total other fees	$104,137

Total fees	$194,137

The Audit Committee has considered whether the provision of non-audit services by SpectraLink’s principal auditor is compatible with maintaining auditor independence.

THE BOARD OF DIRECTORS OF SPECTRALINK RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2.

Miscellaneous Matters

Other Business

As of the date of this Proxy Statement, the Board knows of no business that will be presented for consideration at the meeting other than that which has been referred to above. As to other business, if any, that may come before the meeting, the proxies appointed by stockholders will be entitled to vote in accordance with their judgment as to such matters.

Nominations and Submissions of Matters for 2004 Annual Meeting

SpectraLink’s Certificate of Incorporation and Bylaws require that there be furnished to SpectraLink written notice with respect to the nomination of a person for election as a director (other than a person nominated at the direction of the Board), as well as the submissions of a proposal (other than a proposal submitted at the direction of the Board), at a meeting of stockholders. In order for any such nomination or submission to be proper with respect to the 2004 Annual Meeting, the notice must contain certain information concerning the nominating or proposing stockholder, and the nominee or the proposal, as the case may be, and must be furnished to SpectraLink between January 30, 2004, and February 26, 2004. A copy of the applicable provisions of the Certificate of Incorporation and Bylaws may be obtained by a stockholder, without charge, upon written request to the Secretary of SpectraLink, at its principal executive offices.

In addition to the foregoing, in accordance with the rules of the SEC, any proposal of a stockholder intended to be presented at SpectraLink’s 2004 Annual Meeting of Stockholders must be received by the Secretary of SpectraLink by December 12, 2003, in the form and subject to the other requirements of the applicable rules of the SEC, in order for the proposal to be considered for inclusion in SpectraLink’s notice of meeting, proxy statement and proxy relating to the 2004 Annual Meeting.

Cost of Proxy Solicitation

SpectraLink will bear the cost of the solicitation of proxies, including the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of shares of Common Stock. In addition to solicitation by mail, officers and regular employees of SpectraLink may solicit proxies personally or by telephone. No compensation other than their regular compensation will be paid to officers or employees for any solicitation which they may make.

At any time prior to being voted, the enclosed proxy is revocable by written notice to the Secretary of SpectraLink or by appearance at the meeting to vote in person.

THE BOARD OF DIRECTORS
SPECTRALINK CORPORATION

April 1, 2003

Appendix A

AUDIT COMMITTEE CHARTER

Adopted May 24, 2000

I. MISSION

The Audit Committee (the “Committee”) of SpectraLink assists the Board to fulfill its responsibility to the shareholders, potential shareholders and investment community regarding internal controls, corporate accounting, reporting practices of SpectraLink and the quality and integrity of the financial reports of SpectraLink. The Committee maintains free and open communications between the Board, the independent public accountants, the internal auditors and the financial management of SpectraLink. The Committee evaluates any material concern or matter that may arise which has not been promptly or appropriately addressed by the management of SpectraLink that involves any illegal or improper act or conflict of interest or self-dealing on the part of senior management of SpectraLink.

The Committee’s policies and procedures should remain flexible, in order to address changing conditions and to ensure to the Board and shareholders that the corporate accounting and reporting practices of SpectraLink are in compliance with all laws, regulations and Company policies.

II. ORGANIZATION

A.	All members of the Committee shall be independent of management and not employees of SpectraLink or any of its subsidiaries or affiliates. Vacancies of members of the committee shall be filled by the Board. The Board shall designate one member of the committee to be Chair. The committee members present at a meeting (whether or not they constitute a quorum) may appoint other members of the Board to replace Committee members who are absent or disqualified from participating in a Committee meeting.

B.	The Committee shall meet regularly, with such additional meetings as the Chair of the committee deems necessary.

C.	The Committee shall report to the Board following regular meetings, and at such other times as circumstances warrant.

D.	The Corporate Secretary, the Assistant Secretary, or a delegate shall record and keep minutes of all Committee meetings.

III. DUTIES AND RESPONSIBILITIES

A.	Review annually the qualifications and fees of the independent public accountants recommended by management and recommend to the Board the firm to be selected to audit the financial statements of SpectraLink and its subsidiaries for the next fiscal year.

B.	Meet with the independent public accountants and financial management of SpectraLink to review the scope of the audit of the books of account of SpectraLink and other operations and controls and the procedures to be utilized. At the conclusion of the audits, the Committee shall review the results of such audits, including any comments or recommendations of the independent public accountants.

C.	Oversee SpectraLink’s financial reporting process, internal accounting controls, and compliance with relevant corporate policies and procedures.

D.	Review and transmit to the Board, after the close of each fiscal year, the financial statements of SpectraLink certified by the independent public accountants.

E.	Review the annual audit plans of SpectraLink’s internal audit group and its capability to perform its duties (including its organization, staffing and independence) and review reports on the overall quality of SpectraLink’s system of internal accounting controls.

F.	Provide the independent public accountants and SpectraLink’s internal audit group full and free access to the committee to meet privately whenever appropriate.

G.	Review litigation and contingent liabilities of SpectraLink, including a periodic report by the general counsel concerning the effectiveness of SpectraLink’s policies, procedures and control systems in preventing illegal and improper acts and the effectiveness and timeliness of management’s response in the event any instances of illegal and improper acts and the effectiveness and timeliness of management’s response in the event any instances of illegal or improper acts are discovered.

H.	Review Company policy statements and the procedures established by management to monitor compliance with the code of ethics and business integrity, and any events of noncompliance, and report to the board annually concerning these issues.

Dear Stockholder:

Please take note of the important information enclosed with this Proxy. There are items related to the operation of the Company that require your immediate attention.

Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

Please mark the boxes on the proxy card to indicate how your shares will be voted. Please sign the card, detach it, and return your Proxy in the enclosed postage paid envelope.

Thank you in advance for your prompt consideration of these matters.

Sincerely,

SpectraLink Corporation

DETACH HERE

ZSTLC2

PROXY

SPECTRALINK CORPORATION

5755 Central Avenue
Boulder, Colorado 80301

This Proxy is solicited on behalf of the board of directors.

The undersigned hereby appoints Bruce M. Holland and Nancy K. Hamilton, each with the power to appoint a substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all shares of common stock of SpectraLink Corporation (the “Company”) held of record by the undersigned on March 24, 2003, at the Annual Meeting of Stockholders to be held on May 22, 2003, and any adjournment thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A PARTICULAR PROPOSAL, THIS PROXY WILL BE VOTED FOR SUCH PROPOSAL.

PLEASE MARK, DATE, SIGN, AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

C/O EQUISERVE TRUST COMPANY, N.A.
P.O. BOX 8694
EDISON, NJ 08818-8694

Voter Control Number

Your vote is important. Please vote immediately.

	VOTE-BY-INTERNET			Vote-by-Telephone

1.	Log on to the Internet and go to http://www.eproxyvote.com/slnk	OR	1.	Call toll-free 1-877-PRX-VOTE (1-877-779-8683)

2.	Enter your Voter Control Number listed above and follow the easy steps outlined on the secured website.		2.	Enter your Voter Control Number listed above and follow the easy recorded instructions.

If you vote over the Internet or by telephone, please do not mail your card.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL	ZSTLC1

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE.

1. Election of Directors		2. Proposal to ratify the selection of KPMG LLP, independent public accountants, as auditors.		FOR ☐	AGAINST ☐	ABSTAIN ☐
NOMINEES: (01) Bruce M. Holland, (02) Carl D. Carman, (03) Anthony V. Carollo, Jr., (04) Burton J. McMurtry
FOR WITHHELD
☐ ☐
☐
For all nominees except as noted above

In their discretion, the proxies are authorized to vote upon any other business that may properly come before the meeting.

		MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT				☐

Please sign exactly as your name appears hereon. Joint owners should each sign. Executors, administrators, trustees, guardians, or other fiduciaries should give full title as such. If signing for a corporation, please sign in full corporate name by a duly authorized person.

Signature:	Date:	Signature:	Date: